Cholla Process Update

HENDERSON, NV -- (Marketwire - March 27, 2012) - Royal Mines and Minerals Corp. (OTCBB: RYMM) (Royal Mines) is pleased to announce that since testing began on the Royal Mines "Cholla" process for the recovery of gold from fly ash, we have run over 80 tons of fly ash through the Phoenix and Scottsdale plants. We have progressively upgraded the facilities to accommodate more throughput based upon bench and plant scale testing. The value of 40 (5 lb) samples tested in our plants, from March 7th to December 29th 2011, ranged from nil to 1.483 ounces per ton and averages 0.605 ounces per ton.

Due to inconsistencies in our latest testing we are analyzing the water used in the Cholla process for impurities and chemical make-up, with expectations to scale up the process to commercial levels as soon as feasible. While we have been engaged in this testing, we have also received the first fly ash, for testing, direct from a public utility that produces fly ash. This may provide an opportunity for a joint venture with the public utility or other producers of fly ash.

On January 25, 2012 we hired Alvin Snaper, P.Eng. as a consultant to observe and evaluate the "Cholla" process and offer suggestions in moving the process from the bench to the production plant. Mr. Snaper is a professional engineer and inventor who holds more than 600 patents. He has been awarded the "Best Patent of the Year" three times by Design News Magazine.

Mr. Snaper issued a preliminary report February 3, 2012 in which he states:

"In my professional opinion, RYMM's 'Cholla' process is effective in removing previously undetected gold from fly ash."

A copy of Mr. Snaper's report is available on Royal Mines' website at www.royalmmc.com.

About Royal Mines and Minerals Corp.:

Royal Mines and Minerals Corp. is a technologically advanced mineral processing and exploration company, focused on the development of mining technology and projects in North America, and on the proficient extraction of precious metals. Our primary objectives are to 1) commercially extract and refine precious metals from specific ores, fly ash and other leachable assets, 2) use our lixiviation processes (Cholla and thiourea) to convert specific ore bodies and fly ash landfills into valuable assets, and 3) joint venture, acquire and develop mining projects in North America. We have not yet realized significant revenues from our primary objectives. Additional information is available on Royal Mines' website at www.royalmmc.com and in its filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements
Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. The recovery of gold from fly ash is subject to many uncertainties and there is no assurance that favorable results will be active at larger scales. There is no assurance that Royal Mines will be able to joint venture with any producers of fly ash. There is also no assurance that attempting to scale up the Cholla process to produce gold from fly ash will be successful or result in a decision that the process is commercially viable.

For more information contact:

Royal Mines and Minerals Corp.
K. Ian Matheson
CEO and President
(702) 501-4981